WISDOMTREE TRUST
FUND OF FUNDS INVESTMENT AGREEMENT

This Fund of Funds Investment Agreement (“Agreement”) is made as of this … day of September , 2025, by and between WisdomTree Trust (the “Trust”), on behalf of its series, severally and not jointly, set forth on Appendix A (each, an “Acquired Fund”) and Listed Funds Trust, a registered investment company (the “Acquiring Company”), on behalf of each of its series, severally and not jointly, set forth on Appendix A (each an “Acquiring Fund”).

WHEREAS, the Trust is an open-end management investment company registered with the U.S. Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, Section 12(d)(1)(A) of the 1940 Act limits investment by an investment company, as defined in the 1940 Act, and any company or companies controlled by such company, in any other investment company that is registered under the 1940 Act; and

WHEREAS, Section 12(d)(1)(B) of the 1940 Act limits the sale by a registered open-end investment company, any principal underwriter thereof, or any broker or dealer registered under the Securities Exchange Act of 1934 of any security issued by such registered open-end investment company, knowingly, to any other investment company; and

WHEREAS, Rule 12d1-4 under the 1940 Act (the “Rule”), subject to compliance with the conditions of the Rule, exempts each Acquired Fund and each Acquiring Fund from the limits of Section 12(d)(1)(A), (B) and (C) of the 1940 Act, as applicable; and

WHEREAS, in reliance on the Rule, each Acquiring Fund may, from time to time, acquire Shares of one or more Acquired Fund in excess of the limits imposed by Section 12(d)(1)(A), (B) and (C), as applicable.

NOW, THEREFORE, in accordance with the Rule and in consideration of the potential benefits to an Acquired Fund and an Acquiring Fund arising out of the investment by the Acquiring Funds in an Acquired Fund, the parties agree as follows:

1.    Terms of Investment

(a)    In order to help reasonably address the risk of undue influence on an Acquired Fund by an Acquiring Fund, and to assist the Acquired Fund’s investment adviser with making the required findings under the Rule, each Acquiring Fund and each Acquired Fund agree as follows:

(i)    In-kind redemptions. The Acquiring Fund acknowledges and agrees that, if and to the extent consistent with the Acquired Fund’s registration statement, as amended from time to time, and Rule 6c-11 under the 1940 Act, the Acquired Fund may honor any redemption request from the Authorized Participant, as defined in Rule 6c-11, acting as an intermediary to execute the Acquiring Fund’s transaction partially or wholly in-kind.

(ii)     Scale of investment. Upon a reasonable request by an Acquired Fund, the Acquiring Fund will provide summary information regarding the anticipated timeline of its investment in the Acquired Fund and the scale of its contemplated investments in the Acquired Fund.

(b)    In order to assist an Acquiring Fund’s investment adviser with evaluating the complexity of the structure and fees and expenses associated with an investment in an Acquired Fund, each Acquired Fund shall provide each Acquiring Fund with information on the fees and expenses of the Acquired Fund reasonably requested by the Acquiring Fund with reference to the Rule.

2.     Representations of the Acquired Funds

(a)    Pursuant to the Rule, each Acquired Fund will comply with this Agreement and the terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time, applicable to the Acquired Fund.

(b)    Each Acquired Fund will comply with its obligations under this Agreement.

(c)    An Acquired Fund will promptly notify the Acquiring Funds if such Acquired Fund fails to comply with the Rule, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

3.     Representations of the Acquiring Funds

(a)    Each Acquiring Fund will comply with this Agreement and the terms and conditions of the Rule, as interpreted or modified by the SEC or its Staff from time to time.

(b)    Each Acquiring Fund will comply with its obligations under this Agreement.

(c)    An Acquiring Fund will promptly notify the Acquired Funds if such Acquiring Fund fails to comply with the Rule, as interpreted or modified by the SEC or its Staff from time to time, or this Agreement.

(d)    An Acquiring Fund will promptly notify an Acquired Fund:

(i)    of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold 3% or more of such Acquired Fund’s total outstanding voting securities;

(ii)    of any purchase or acquisition of shares in an Acquired Fund that causes such Acquiring Fund to hold securities issued by the Acquired Fund having an aggregate value in excess of 5% of the value of the total assets of the Acquiring Fund;

(iii)    where an Acquiring Fund and its Advisory Group (as defined in the Rule), individually or in the aggregate, hold more than 25% of such Acquired Fund’s total outstanding voting securities; and

(iv)    if at any time an Acquiring Fund no longer holds voting securities of an Acquired Fund in excess of an amount noted in (i), (ii), or (iii) above.

4.     Termination; Governing Law.

(a)    This Agreement shall be effective for the duration of an Acquired Fund’s and/or an Acquiring Fund’s reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time. While the terms of this Agreement shall only be applicable to investments in the Acquired Fund made in reliance on the Rule, as interpreted or modified by the SEC or its Staff from time to time, this Agreement shall continue in effect until terminated pursuant to Section 4(b).

(b)    This Agreement will continue until terminated in writing by either party upon sixty (60) days’ written notice to the other party. This Agreement may be terminated with respect to one or more Acquiring Funds or Acquired Funds, and remain effective with respect to the remaining Acquiring Funds or Acquired Funds subject to this Agreement. Upon termination of this Agreement with respect to an Acquiring Fund, the Acquiring Fund may not purchase additional shares of any Acquired Fund beyond the Section 12(d)(1)(A) limits in reliance on the Rule.

(c)    This Agreement will be governed by Delaware law without regard to choice of law principles.

5.     Notices.

All notices, including any information that either party is required to deliver to the other by the Rule or by this Agreement shall be in writing and shall be delivered by registered or overnight mail, facsimile or electronic mail to the address for each party set forth below (which may be changed from time to time upon written notice to the other party). All notices, demands or requests so given will be deemed given when actually received as evidenced by written confirmation thereof. Except with respect to facsimile or e-mail notice provided pursuant to Section 2(b), facsimile or email notice shall not be deemed to have been delivered unless followed promptly by written notice delivered by registered or overnight mail.

If to an Acquired Fund:

WisdomTree Trust
250 West 34th Street, 3rd Floor
New York, NY 10119
Attn: Fund Legal
Email: 12dNotice@wisdomtree.com

If to an Acquiring Fund:

Listed Funds Trust
c/o U.S. Bank Global Fund Services
Attn: Chad Fickett
615 East Michigan Street, 2nd Floor
Milwaukee, WI 53202
Phone: (608) 716-8890
Email: chad.fickett@usbank.com

With a copy to:
Teucrium Investment Advisers, LLC
c/o Christi Powitzky, Chief Compliance Officer
Three Main Street, Suite 215
Burlington, VT 05401
Phone: (713) 240-9358
Email: Christi.Powitzky@teucrium.com

6.    Miscellaneous.

(a)    Assignment. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and representatives as applicable. This Agreement shall not be assignable. Any purported assignment in violation of the immediately preceding sentence shall be void and of no effect.

(b)    Amendment. With the exception of the contact information listed in Section 4, which may be changed from time to time upon notice to the other party, the parties may amend this Agreement only by a written agreement signed by both parties.

(c)    Counterparts. This Agreement may be executed in two counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by email or otherwise) to the other party (“Effective Date”), it being understood that all parties need not sign the same counterpart. Any counterpart or other signature hereupon delivered by email shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by the party delivering it.

(d)    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement remain in full force and effect, if the essential terms and conditions of this Agreement for both parties remain valid, legal and enforceable.

(e)    Regulatory Filings. Any Acquiring Fund or Acquired Fund may file a copy of this Agreement with the SEC or any other regulatory body if required by applicable law.

7.    Termination of Prior Agreements.

The execution of this Agreement shall be deemed to constitute the termination as of the Effective Date of any and all prior agreements between the Acquiring Company and the Trust that relates to the investment by any Acquiring Fund in any Acquired Fund in reliance on a participation agreement, exemptive order or other arrangement among the parties intended to permit investments beyond the statutory limits of Section 12(d)(1)(A) and (B) of the 1940 Act (the “Prior Section 12(d)(1) Agreements”). The parties hereby waive any notice provisions, conditions to termination, or matters otherwise required to terminate such Prior Section 12(d)(1) Agreements.

IN WITNESS WHEREOF, the parties have duly executed this Fund of Funds Investment Agreement as of the date first set forth above.

WISDOMTREE TRUST

/s/ Jonathan Steinberg
Name: Jonathan Steinberg
Title: President

Listed Funds Trust

/s/ Chad E. Fickett
Name: Chad E. Fickett
Title: Secretary

SCHEDULE A

List of Funds to which this Agreement Applies

Acquiring Fund
AlphaDroid® Broad Markets Momentum ETF
AlphaDroid® Defensive Sector Rotation ETF

Acquired Fund
WTAI- WisdomTree Artificial Intelligence and Innovation Fund

SCHEDULE B

Themes Generative Artificial Intelligence ETF             WISE